LICENSE AGREEMENT
BETWEEN ANTHOS HOLDINGS LLC
AND
NEOVAX INCORPORATED

Whereas  ANTHOS HOLDINGS LLC, owns technologies related to the development and production of  recombinant DNA vaccine/s for avian influenza viruses.

Whereas NEOVAX INC , seeks to license  these technologies with the purpose to commercialize these technologies

The Parties do hereby enter into the following Agreement:

PART I – PARTIES

1.

Parties

1.1

For purposes of this Agreement, the term “Parties” shall collectively refer to ANTHOS HOLDINGS LLC, a Colorado limited liability company (hereinafter “ANTHOS”), located at 11880 Antler Trail, Littleton CO 80127, and NEOVAX INC. located at 6812 Idylwild Ct. Boulder CO 80301

PART II - TERMS AND DEFINITIONS

2.

Definitions

2.1

The Parties have negotiated the terms of this Agreement hereto and the language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent.  This Agreement shall be construed without regard to any presumption or rule requiring construction against the Party causing such instrument or any portion thereof to be drafted, or in favor of the Party receiving a particular benefit under this Agreement.  No rule of strict construction will be applied against any person.

2.2

The term “Confidential Information” shall mean any confidential idea, communication, prototype or work product, expressed or demonstrated in any manner, without requirement that it be reduced to a fixed medium or tangible form, in which someone may hold ownership.  The term “Confidential Information” shall not apply to the following:

A.

Information that was in the public domain at the time it was disclosed or falls within the public domain through no breach of this Agreement;

B.

Information that was known to the receiving Party at the time of disclosure without obligation of confidentiality;

C.

Information that was made known to the receiving Party from a source other than the disclosing Party without any breach of confidence or violation of law.

2.3

Wherever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns or pronouns shall include the plural and vice versa.

2.4

Captions of the paragraphs and subparagraphs of this Agreement are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation or construction of the provisions of this Agreement.

PART III - OBLIGATIONS OF ANTHOS

3.

Grant of Licence

3.1

ANTHOS hereby grants to NEOVAX INC the exclusive license of  technologies related to the development and commercialization of a recombinant DNA vaccine for avian influenza virus for a period of fifteen (15) years  subject to no conditions and limitations:

           Warranties and Representations

3.2

ANTHOS WARRANTS THAT TO THE BEST OF ITS KNOWLEDGE THERE ARE NO OTHER CLAIMANTS TO THE OWNERSHIP OF ITS AVIAN INFLUENZA VACCINE TECHNOLOGY.

3.3

ANTHOS WARRANTS THAT TO THE BEST OF ITS KNOWLEDGE THE PRODUCTION AND USE OF THE AVIAN INFLUENZA VACCINE TECHNOLOGY WILL NOT INFRINGE UPON THE RIGHTS OF ANY THIRD PARTY.

4.

Enforcement of Intellectual Property Rights

4.1

NEOVAX INC. shall take any action, as it shall deem appropriate in its sole discretion to apply for and maintain patent, copyright, trade secret and/or trademark ownership rights in the Avian Influenza Vaccine Technology. NEOVAX will have the right under this licence agreement to file for intellectual property rights with the United States Patent Office for any discoveries, improvements, modifications during the course of  this license agreement. Such discoveries , improvements , modifications will be sole ownership of Neovax and not subjected to the terms of this license agreement

PART IV - DUTIES AND OBLIGATIONS OF NEOVAX INC

5.

Fees,  Payments

5.1

NEOVAX shall make to ANTHOS a payment of 30,000,000 equal to $10,000,000 of its unrestricted common shares. No royalties will be due under the terms of this agreement.

5.2

ANTHOS will grant NEOVAX the right to purchase the technology at NEOVAX  request when and if  NEOVAX  will deem appropriate and necessary to enter into such  purchase agreement any time during  the course of this license agreement.

PART V - MUTUAL DUTIES AND OBLIGATIONS OF PARTIES

6.

Compliance with Laws

6.1

Each Party shall fully comply with all local, state, and country laws and regulations, which may be applicable to the performance of this Agreement.

7.

Confidential Information

7.1

Either Party or their representatives may disclose Confidential Information to the other Party.  Prior to disclosure, the Confidential Information shall be clearly designated in writing as confidential.

7.2

Each Party shall retain ownership in their respective Confidential Information disclosed under this Agreement, except for that Confidential Information specifically transferred by performance of this Agreement.

7.3

Each Party may use or disclose the other’s Confidential Information only to the extent specifically authorized by this Agreement or as necessary to perform this Agreement and only after obtaining the written prior approval of the other Party.  The right of use and disclosure shall be subject to the limitations herein.

7.4

Each Party shall treat the other’s Confidential Information as a trade secret of the other Party.  Each Party shall actively seek to maintain the secrecy and prevent disclosure of the other Party’s Confidential Information.

7.5

In the event that disclosure of Confidential Information is necessary to the performance of this Agreement, the disclosing Party shall obtain a written agreement from any third-Party recipient of the Confidential Information, which complies with the terms and conditions stated herein regarding use and disclosure of the Confidential Information.

7.6

The obligations listed in this section of the Agreement shall continue for the term of this Agreement and a period of five (5) years thereafter.

7.7

In the event that a dispute arises regarding the confidentiality of information, the information disclosed shall be treated as Confidential Information until such time as a determination is made under the dispute provisions of this Agreement.

8.

Transfer of Obligations

8.1

Subject to the limitations regarding assignment, this Agreement shall be binding on, and shall inure to the benefit of the Parties, their respective legal heirs, representatives, successors and assigns.

9.

Interpretation

9.1

This Agreement supersedes and replaces in its entirety any prior agreements between the Parties.

10.

Survival of Representations and Warranties

10.1

All representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any instrument, certificate, document or other writing provided for in this Agreement or the Schedules hereto, shall remain in full force and shall be deemed renewed by each of them after signing of this Agreement.

11.

Indemnification

11.1

Each Party hereto hereby agrees to indemnify, defend and hold harmless the other Party/Parties and its/their respective officers, directors, shareholders, agents, representatives, employees, affiliates, executors, administrators, successors and assigns (hereinafter collectively referred to as the “Indemnitees”) from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, actions, suits, damages, diminution in value and deficiencies, including, without limitation, interest and penalties, attorneys’ fees, costs of investigation and all amounts paid in settlement of any claim, action or suit (hereinafter collectively referred to as the “Claims”) which may be asserted against the Indemnitees, or any of them, or which any of the Indemnitees may incur or suffer which arise out of, result from or relate to the breach of any representation or warranty or the nonfulfillment of any covenant or agreement of any other Party contained in this Agreement, the Schedules hereto or in any documents or writing to be delivered after signing of this Agreement.

12.

Remedies Not Exclusive

12.1

No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No remedy shall be deemed to be a limitation on the amount or measure of damages resulting from any breach of this Agreement. The election of any one or more remedies shall not constitute a waiver of the right to pursue other available remedies.

13.

Waiver by Accepting Varied Performance

13.1

No waiver of any provision or consent to any action shall constitute a waiver of any other provision or consent to any other action, whether or not similar.  No waiver or consent shall constitute a continuing waiver or consent or commit a Party to provide a waiver in the future except to the extent specifically set forth in writing.  Any waiver given by a Party shall be null and void if the Party requesting such waiver has not provided a full and complete disclosure of all material facts relevant to the waiver requested.

14.

Force Majeure

14.1

Neither Party shall be responsible for any delay in its performance of any of its obligations under this Agreement due to circumstances beyond its reasonable control.

15.

Governing Law

15.1

All matters concerning the execution and authorization of this Agreement and related documents and all other matters relating to this Agreement and related documents (including, without limitation, the enforcement, interpretation and construction of this Agreement and related documents) shall be governed by the laws of the State of Colorado, irrespective of such state’s choice-of-law principles and of the United States.

16.

Scope of Agreement

16.1

This Agreement and the Schedule hereto, as well as agreements and other documents referred to in this Agreement constitute the entire agreement between the Parties with regard to the subject matter hereof and thereof.  This Agreement supersedes all previous agreements between or among the Parties.  There are no agreements, representations, or warranties between or among the Parties other than those set forth in this Agreement or the documents and agreements referred to in this Agreement.  Each Party has been independently advised of the tax and accounting consequences of this transaction, has relied on the advice of its own counsel and accountants, and has not relied in any way upon any representations, warranties or advice in these matters from the other Parties.  No provision in this Agreement shall be construed to constitute any Party (or the officers, directors or employees thereof) the agent or general partner of any other Party or confer upon them the right to contract in the name of or bind such other Party in any way.  This Agreement may not be modified except by an agreement in writing signed by the Party against whom the enforcement of any waiver, change, modification or discharge is sought.  This Agreement shall survive the execution of any instruments executed pursuant to the terms hereof.

17.

Severability

17.1

If any term or provision of this Agreement is determined to be illegal, unenforceable, or invalid in whole or in part for any reason, such illegal, unenforceable, or invalid provisions or part thereof shall be stricken from this Agreement, and such provision shall not affect the legality, enforceability, or validity of the remainder of this Agreement.  If any provision or part thereof of this Agreement is stricken in accordance with the provisions of this paragraph, then this stricken provision shall be replaced, to the extent possible, with a legal, enforceable, and valid provision that is as similar in tenor to the stricken provision as is legally possible.

17.2

If either Party in good faith determines that the finding of illegality or unenforceability adversely affects the material consideration for its performance under this Agreement, then such Party may, at its option, by giving written notice to the other, terminate the Agreement. In such event the Parties shall take such reasonable action to restore each Party to the position it was in prior to the making of this Agreement.

18.

Notices

18.1

All notices, requests, demands, and other communications required to or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been duly given

A.

When hand delivered to the other Party; or

B.

When received when sent by facsimile or email at the address and number set forth below (provided, however, that notices given by facsimile or email shall not be effective unless either

(1)

A duplicate copy of such facsimile notice is promptly given by depositing same in a United States post office with first-class postage prepaid and addressed to the Parties as set forth below, or

(2)

The receiving Party delivers a written confirmation of receipt for such notice either by facsimile or email or any other method permitted under this paragraph.

0.1

Any notice given by facsimile or email shall be deemed received

A.

On the next business day if such notice is received after 5:00 p.m. (recipient’s time) or on a nonbusiness day; or

B.

Three (3) business days after the same have been deposited in a United States post office with first class or certified mail return receipt requested postage prepaid and addressed to the Parties as set forth below; or

C.

The next business day after same have been deposited with a national overnight delivery service reasonably approved by the Parties (Federal Express, UPS and DHL WorldWide Express being deemed approved by the Parties), postage prepaid, addressed to the Parties as set forth below with next-business-day delivery guaranteed, provided that the sending Party receives a confirmation of delivery from the delivery service provider.

If to NEOVAX INC.:

Jose Sandoval, President

NEOVAX INC.

Boulder, CO 80301

Phone:(303)717-0709

If  to ANTHOS  HOLDINGS LLC:
Brett D. Lewis, Managing  Director
ANTHOS HOLDINGS LLC
Littleton, CO 80127
Phone: (303) 674-2145
Fax: (303) 674-2113

          Each Party shall make an ordinary, good faith effort to ensure that it will accept or receive notices that are given in accordance with this paragraph, and that any person to be given notice actually receives such notice.  A Party may change or supplement the addresses given above, or designate additional addresses, for purposes of this paragraph by giving the other Party written notice of the new address in the manner set forth above.

1.

Fees and Expenses.

1.1

The Parties shall each pay their own expenses, including, but not limited to, legal and accounting expenses incident to the execution of this Agreement and the consummation of the transactions contemplated hereby whether or not such transactions shall be consummated.

2.

Incorporation by Reference, Counterparts, and Facsimile Copies.

2.1

This Agreement may be executed by the Parties in several counterparts, each of which shall be deemed to be an original copy, but all of which taken together shall constitute one and the same instrument.

2.2

This Agreement shall not be effective until the execution and delivery between each of the Parties of at least one set of counterparts.  The Parties authorize each other to detach and combine original signature pages and consolidate them into a single identical original.  Any one of such completely executed counterparts shall be sufficient proof of this Agreement.

2.3

The Schedule annexed to this Agreement shall constitute a part of this Agreement.

2.4

Words or phrases in the Schedule that have been defined, as indicated by initial capital letters, shall have the same meaning as the same initially capitalized words or phrases have in this Agreement and vice versa.

2.5

The Parties agree that a facsimile of an executed copy of this Agreement shall be treated as if it were an original.

2.6

In the event that the Parties do not enter into all of the activities described within the Schedules, this Agreement shall be in full force and effect.

3.

Agreement to Perform Necessary Acts

3.1

The Parties shall at their own cost and expense execute and deliver such further documents and instruments and shall take such other actions as may be reasonably required or appropriate to carry out the intent and purposes of this Agreement.

4.

Time of Essence

4.1

Time is of the essence in respect to all provisions of this Agreement in which a definite time for performance is specified; provided, however, that the foregoing shall not be construed to limit or deprive a Party of the benefits of any grace or use period provided for in this Agreement.

5.

Representation on Authority of Parties

5.1

Each person signing this Agreement represents and warrants that he or she is duly authorized and has legal capacity to execute and deliver this Agreement.

5.2

Each Party represents and warrants to the other that the execution and delivery of the Agreement and the performance of such Party’s obligations hereunder have been duly authorized and that the Agreement is a valid and legal agreement binding on such Party and enforceable in accordance with its terms.

PART VI – TERM

6.

Term and Termination

6.1

This Agreement will commence on the date set forth on the signature page below.

PART VII - DISPUTE AND BREACH OF AGREEMENT

7.

Breach of Agreement

7.1

In the event either Party should fail to perform any of its obligations under this Agreement, the non-defaulting Party may give written notice of breach to the defaulting Party.  The defaulting Party shall have twenty (20) days from receipt of written notice to cure the default.  If the default is not cured within the time period, the non-defaulting Party shall be entitled to any and all remedies provided under this Agreement or by the laws of the State of Colorado.

8.

Mediation

8.1

If a dispute arises out of or relates to this Agreement, or the breach thereof, and if said dispute cannot be settled through negotiation, the Parties agree first to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to arbitration.  The site of the mediation shall be in Denver, Colorado

9.

Arbitration

9.1

Any claim or controversy arising out of or relating to the performance of this Agreement, which has not been settled by mediation, shall be settled by arbitration in Denver, Colorado, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as herein amended.

9.2

The arbitration panel shall be comprised of three business people with experience in the development and licensing of audio technologies.  Judgment upon the arbitration award rendered by the arbitrators may be entered in any Court having jurisdiction thereof.

9.3

Discovery shall be permitted to enable the Parties to prepare for the arbitration hearing.  The arbitrators shall settle all disputes regarding discovery.

9.4

Either Party may apply to any court having jurisdiction hereof and seek injunctive relief so as to maintain the status quo of the Parties until such time as the arbitration award is rendered or the controversy otherwise resolved.

10.

Attorney Fees

10.1

If either Party to this Agreement shall bring any action, suit, counterclaim, appeal, arbitration, or mediation for any relief against the other, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (collectively, an Action), the losing Party shall pay to the prevailing Party a reasonable sum for attorneys’ fees and costs (at the prevailing Party’s attorneys’ then-prevailing rates as increased from time to time by the giving of advance written notice by such counsel to such Party) incurred in bringing and prosecuting such Action and/or enforcing any judgment, order, ruling, or award (collectively, a Decision) granted therein, all of which shall be deemed to have accrued on the commencement of such Action and shall be paid whether or not such Action is prosecuted to a Decision.

10.2

Any Decision entered in such Action shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such Decision.

10.3

The court or arbitrator may fix the amount of reasonable attorneys’ fees and costs on the request of either Party.  For the purposes of this Section 39, attorneys’ fees shall include, without limitation, fees incurred in the following: (1) post judgment motions and collection actions; (2) contempt proceedings; (3) garnishment, levy, and debtor and third Party examinations; (4) discovery; and (5) bankruptcy litigation.

10.4

For purposes of this Section 39, “Prevailing Party” shall mean, without limitation, a Party who agrees to dismiss an Action on the other Party’s payment of the sums allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought by it.

11.

Consent to Jurisdiction and Forum Selection

11.1

The Parties hereto agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the State courts located in the State of Colorado.

11.2

The aforementioned choice of venue is intended by the Parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the Parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this paragraph.  Each Party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State courts located in the State of Colorado.

11.3

The State of Colorado shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Agreement.  Each Party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices set forth in this Agreement, or in the manner set forth in paragraph 18 of this Agreement for the giving of notice.  Any final judgment rendered against a Party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

THE PARTIES HEREBY ACCEPT THIS AGREEMENT AND AGREE TO BE BOUND BY ITS TERMS AND CONDITIONS THIS __1__ DAY OF _OCTOBER,  2006.

ANTHOS HOLDINGS, LLC

Signature of Representative, Managing Director

NEOVAX  INC.

Signature of Representative, Interim President

License Agreement R1

SCHEDULE A

DESCRIPTION OF TECHNOLOGY

OVERVIEW

NeoVax Inc. is biotechnology company dedicated to developing vaccines for several infectious diseases including H5N1 influenza virus.NeoVax utilizes state of the art recombinant DNA adenoviral vector and Rnai (inhibition RNA) technologies to develop highly specific genetic vaccines. This technology platform, allows the developing of “ad hoc” genetic vaccine in a fraction of the time needed to develop conventional immunogenetic vaccines. Over the last fifty years very little progress have been made to develop faster and more effective vaccines. Large pharmaceutical companies have chosen to terminate their vaccine programs due to the high cost and minor profit margin associated with the production of vaccines. As a result vaccine R&D spending has decreased dramatically. Over the last couple of years the acute shortage of influenza vaccine coupled with the raising of new and potentially very lethal viral strains(avian influenza H5N1) has made the need of developing better and faster vaccine technologies an issue of paramount importance. NeoVax goal is to apply UltraVax™ technology to develop highly specific DNA vaccine by targeting specific key genes for the avian influenza H5N1. Production of these recombinant vaccine can be scale up between 2-4 months compared to the current vaccine technology requiring 18-24 months.  .

This is the niche market opportunity for a platform technology firm such as

NeoVax  to support Research and Development and Product Development.

The 1918 influenza pandemic killed more people (about 50 million) than did the fighting in World War I. The genetic makeup of the 1918 pandemic strain (H5N1) and the reason for this virus’ extremely potent virulence have been recently elucidated and characterized. The avian flu has been touted as “Threat worse then Terror” (Newsweek, 10/31/’05). Because the flu virus has the capacity to jump from one animal species to the other, it’s a war that never ends.

The US  have  allocated 7.1 billions in order to combat and prevent the outbreak of a flu pandemic. Epidemiologist agrees that a flu pandemic is inevitable sooner or later, although there is no way to predict if the H5N1 will be the germ to cause it. The best weapon against H5N1 or any flu virus strain would be a vaccine. The traditional “seasonal” flu vaccine development and manufacturing (via chicken egg incubation) required for about 16-18 months. In order to combat a pandemic, we need the ability to isolate the virus and convert into a vaccine and produce enough vaccine for 30 million people and we must turn it around within 8-10 months. Neovax’s adenovirus technology can speed the process by utilizing recombinant DNA technology and growing vaccines in cell cultures to cope with a fast-moving natural disaster

TECHNOLOGY

NEOVAX’s Therapeutic Strategy Against Avian Flu

Gene Expression Systems
In addition to choosing a relevant therapeutic gene and the appropriate gene delivery system, the ability to express (turn on) the delivered gene is a key factor in the development of successful gene therapies. Current approaches utilize a variety of DNA sequences,promoters,that act as on/off switches for gene expression. Some promoters are active only in specific cell types, and are used to target gene activity to specific cells. Other promoters are expressed in a wide variety of cell types and may be used when cell-specific expression is not required. Promoter selection also depends on the level of gene expression that is desired. Inducible promoter systems which can be turned on or off in response to certain drugs or compounds are being investigated, The same is also true for self-regulating expression systems that provide very high levels of expression. The variety of gene expression systems available and under development expands the potential applications of gene therapy to new indications.

As the genetic and molecular basis for a multiplicity of diseases is elucidated, the promise of gene therapy continues to grow. Although initial efforts in gene therapy focused on delivering a normal copy of a missing or defective gene, current programs are applying gene delivery technology across a broader spectrum of disease conditions. Gene delivery is now being used to:

•

Replace missing or defective genes or produce recombinant proteins that exhibit therapeutic potential

•

Deliver genes that catalyze the destruction of cancer cells or cause cancer cells to revert back to normal tissue

•

Deliver viral or bacterial genes as a form of vaccination

•

Deliver genes that promote the growth of new tissue or stimulate regeneration of damaged tissue

 A process for producing on a large scale highly purified Adenovirus recombinant vectors with high viral titer is applied to the production of highly purified Ad viruses carrying the specific RNA sequences for the neuroamidase and the hemoagglutinine genes.  This technology will allow NEOVAX, Inc. to develop a highly efficient avian influenza adenovirus based recombinant DNA vaccine The core platform technology is based on 1) therapeutic gene isolation, (therapeutic protein) epitope identification, and vector construction; 2) production and purification process development of therapeutic proteins, DNA and viral vectors; 3) bulk drug substance pilot-scale production; 4) quality assurance and control.

A prototype vaccine system can be developed within an 8 to 10 month period.

License Agreement R1